AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Group Holdings Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

Whereas, Participant is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of performance-based share options, time-based share options, performance-based restricted share units (“RSUs”) or time-based RSUs under the Company’s 2012 Equity Incentive Plan (the “Plan”) and/or performance or time-based cash awards (“Cash Awards” and collectively with time-based or performance-based share options and time-based or performance-based RSUs under the Plan, “Awards”);

Whereas, any share option or RSU Award is subject to the terms and conditions of the Plan, the applicable award agreement (including any country-specific terms thereto), and this Non-U.S. RCA and in consideration of the applicable share option and/or RSU Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this non-U.S. RCA;
Whereas, the Cash Awards are subject to the applicable award agreement (including any country-specific terms thereto) and any other terms and conditions the Company may impose, including the requirement to enter into this Non-U.S. RCA in order to be eligible to receive a Cash Award;
Whereas, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees such Award is subject to the terms and conditions set forth in the applicable Plan, the award agreement and this Non-U.S. RCA and such other written agreements and documentation as the Company or the Employer may require;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the sufficiency of which is acknowledged in this recital and within Section 5.4 below, the parties hereby agree as follows:

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AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES OUTSIDE OF THE UNITED STATES
Section 1 – Recitals

The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.

Section 2 – Definitions

2.1	“Award” shall have the meaning as set forth in the recitals.

2.2
“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3    “Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.
2.4    “Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging. It is further provided that Competitor includes, but is not limited to, the following businesses and their respective subsidiaries and/or other affiliates: Aon Corporation, Arthur J Gallagher & Co and Marsh Incorporated.

2.5
“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Company or any of its Subsidiaries.

2.6
“directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.7	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

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2.9
“Garden Leave” shall mean any period during any notice period where Employer requires the Participant to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.10
“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Participant had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.11	“Plan” shall have the meaning set forth in the recitals.

2.12
“Relevant Area” shall mean: such country or countries in which the Participant has carried on Business on behalf of the Company or any of its Subsidiaries in which the Participant has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Participant ceases to be employed by Employer.

2.13
“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.14
“Relevant Period” shall mean the period of twelve months following the date on which the Participant ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Participant at the instruction of Employer.

2.15
“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.16	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

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2.17	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1
The Participant acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2
Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law.

3.3
The Participant shall provide a minimum of three months notice or such notice contained in the Participant’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Participant shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Participant may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Participant is on Garden Leave, the Participant shall remain an employee of Employer and shall continue to receive the Participant’s full salary and benefits.

3.4	The Company or Employer shall have the discretion to apply a shorter period than the three-month period set forth in 3.3.

3.5	The Participant shall not, for the Relevant Period, directly or indirectly:

3.5.1        within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.5.2        within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

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3.5.3     solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.5.4        employ or engage or endeavour to employ or engage any Key Personnel.

3.6
To the extent the Participant is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.7	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Participant is employed by Employer, without regard to its conflict of laws.

4.2
The courts of the jurisdiction in which the Participant is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1
The Participant acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

5.2
The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.3
The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Participant with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such

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agreements. The Participant further acknowledges that in the event of any breach by the Participant of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.

5.4	The Participant acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Participant within this Non-U.S. RCA.

Section 6 – Miscellaneous

6.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

6.2
The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

6.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4
The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him and for or with whom the Participant intends to work within the Relevant Period.

6.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.6
This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

6.7.	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.

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By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.
Signed for and on behalf of
Willis Group Holdings Public Limited Company by:

/s/ Adam Rosman
Name: Adam Rosman
Title: Group General Counsel

Participant:

Signature: ___________________________________________

Print Name: __________________________________________

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